As filed with the Securities and Exchange Commission on December 18, 2008

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

HIRSCH INTERNATIONAL CORP.

(Exact name of issuer as specified in its charter)

Delaware	11-2230715
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 Engineers Road
Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Hirsch International Corp. 2003 Stock Option Plan, as amended

(Full title of the plans)

Beverly Eichel

Executive Vice President-Finance, Chief

Financial Officer and Secretary

Hirsch International Corp.

50 Engineers Road

Hauppauge, New York 11788

(631) 436-7100

(Name, address and telephone number of agent for service)

Copies to:

David E. Fisher, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Telephone: (212) 541-2000

Fax: (212) 541-4630

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Class A Common Stock, $.01 par value	1,000,000(2)	$0.255(3)	$255,000(3)	$10.02
(1)	Represents a registration fee of $39.30 per $1,000,000 of proposed maximum aggregate offering price.
(2)

The shares covered by this Registration Statement represent additional shares of Class A Common Stock issuable to participants under the Registrant’s 2003 Stock Option Plan, as amended. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares, which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above referenced plan.

(3)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the average of the high and low prices for the Class A Common Stock of Hirsch International Corp. on December 15, 2008, as reported on the NASDAQ Capital Market.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, this Registration Statement is filed by Hirsch International Corp., a Delaware corporation (the “Company”) for the purpose of registering additional securities under the Company's 2003 Stock Option Plan, as amended, which are the same class as those registered under the currently effective Registration Statements on Form S-8 (Registration Nos. 333-122627 and 333-138971) relating to the 2003 Stock Option Plan, as amended (the “Plan”), and the contents of those Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference except to the extent that an Item is restated below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

1.	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007;
2.	The Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;
3.	The Company’s current reports on Form 8-K filed February 21, 2008 and May 19, 2008 and August 6, 2008;
4.	The Company’s current reports on Form 8-K/A filed October 20, 2008 and October 21, 2008.
5.

The description of the Company’s Class A Common Stock contained in our Registration Statement on Form 8-A, filed February 14, 1994, and the information thereby incorporated by reference contained in the Company’s Registration Statement on Form S-1 (No. 33-72618), under the heading “Description of Capital Stock,” and the documents incorporated therein by reference, including any subsequently filed amendments and reports updating such description.

All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 6. Indemnification of Directors and Officers.

Pursuant to Article Ninth of the Company’s Restated Certificate of Incorporation, the Company shall indemnify any director of officer of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 generally permits a Delaware corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a ‘‘derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Additionally, Section 145 of the Delaware General Corporation Law contains a similar standard that is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to Article Eighth of the Company’s Restated Certificate of Incorporation, the personal liability of the directors of the corporation is eliminated to the fullest exent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Section 102(b)(7) generally provides that a corporation, by so providing in its certificate of incorporation, may eliminate or limit director's personal liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty; provided, however, that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law, liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

Section 11.6(A) of the Company’s Amended and Restated By-Laws generally provides that the Company, to the maximum extent permitted by the laws of the state of Delaware, shall indemnify and upon request advance expenses to any director or officer by reason of the fact that such person is or was a party to any threatened, pending or completed action, suit, proceeding or claim as a result of such person’s service as a director or an officer.

Each of the current members of the Board of Directors is a party to an Indemnity Agreement with the Company. Generally, these agreements provide that the Company will indemnify such individuals to the fullest extent permitted by law and will maintain a directors and officers’ liability insurance policy on his or her behalf. The Indemnity Agreements also provide for payment of any and all expenses (including attorney’s fees), judgments and amounts paid in settlement or reasonably incurred in connection with a suit or action arising from service to the Company, subject to this indemnification being unavailable if it is ultimately determined that, among other things, the person’s conduct was knowingly fraudulent, deliberately dishonest or constituted willful misconduct.

The Employment Agreements of each of Paul Gallagher, the President, Chief Executive Officer and Chief Operating Officer of the Company, and Beverly Eichel, the Executive Vice President-Finance and Administration, Chief Financial Officer (Principal Accounting and Financial Officer) and Secretary

of the Company, provide that the Company, to the maximum extent permitted by law, shall defend, indemnify and hold each such officer harmless from and against all claims, damages, losses and expenses, including reasonable attorneys’ fees and disbursements, arising out of the performance of each such executive’s duties pursuant to their respective employment agreement, in furtherance of the Company’s business and within the scope of their respective employment.

The Company currently maintains directors and officers liability insurance coverage for all directors and officers.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation (1)
4.2	Amended and Restated By-Laws (2)
4.3	Specimen of Class A Common Stock Certificate (3)
4.4	2003 Stock Option Plan, as amended (4)
5.1	Opinion of Bryan Cave LLP, as to the legality of the shares of Class A Common Stock being registered hereby*
23.1	Consent of BDO Seidman, LLP*
23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

_____________________________________________

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1997.

(2)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 1997.

(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, Registration Number 33-72618.

(4)	Incorporated by reference to Appendix B of the Company’s Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on August 20, 2007.

* Filed herewith.

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, state of New York, on the 18th day of December, 2008.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Paul Gallagher
Paul Gallagher
President, Chief Executive Officer and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Paul Gallagher and Beverly Eichel, and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to the registration statement, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Henry Arnberg	Chairman of the Board of Directors	December 18, 2008
Henry Arnberg

/s/ Paul Gallagher	President, Chief Executive Officer	December 18, 2008
Paul Gallagher	(Principal Executive Officer), Chief Operating Officer and Director

/s/ Beverly Eichel	Executive Vice President-Finance	December 18, 2008
Beverly Eichel	and Administration, Chief Financial Officer (Principal Accounting and Financial Officer) and Secretary

/s/ Daniel Vasquez	Corporate Controller	December 18, 2008
Daniel Vasquez

/s/ Marvin Broitman	Director	December 18, 2008
Marvin Broitman

/s/ Mary Ann Domuracki	Director	December 18, 2008
Mary Ann Domuracki

/s/ Christopher J. Davino	Director	December 18, 2008
Christopher J. Davino

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation (1)
4.2	Amended and Restated By-Laws (2)
4.3	Specimen of Class A Common Stock Certificate (3)
4.4	2003 Stock Option Plan, as amended (4)
5.1	Opinion of Bryan Cave LLP, as to the legality of the shares of Class A Common Stock being registered hereby*
23.1	Consent of BDO Seidman, LLP*
23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

_____________________________________________

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1997.

(2)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 1997.

(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, Registration Number 33-72618.

(4)	Incorporated by reference to Appendix B of the Company’s Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on August 20, 2007.

* Filed herewith.